Sprout Social, Inc. 131. S. Dearborn St., Ste. 700 Chicago, IL 60603 866.878.3231 September 30, 2024 — Ryan Barretto ryan.barretto@sproutsocial.com Re: Amended and Restated Employment Terms Dear Ryan: Sprout Social, Inc. (the “Company”) is pleased to offer you continued employment pursuant to the terms of this offer letter (the “Offer Letter”). The effective date of this Offer Letter shall be October 1, 2024 (the “Effective Date”). Except where specifically stated otherwise herein, this Offer Letter amends and supersedes the terms of your November 29, 2019, Amended and Restated Executive Employment Agreement, your December 28, 2020, Side Letter, your October 4, 2021, Side Letter, and all other related agreements governing the terms and conditions of your employment (the “Prior Agreement”). For the avoidance of doubt, you agree and understand that nothing in this Offer Letter shall trigger the Good Reason provision (or any other severance rights) contained in Article III of the Prior Agreement. Position Upon the Effective Date, you will transition from the role of President to Chief Executive Officer, responsible for performing such duties as are assigned to you from time to time, reporting to the Board of Directors of the Company (the “Board”). You shall be appointed as a member of the Board, effective on the Start Date. Upon termination of your service as Chief Executive Officer for any reason, you shall resign from the Board, effective upon such termination of service. Compensation and Benefits Your base salary will continue to be paid at the rate of $480,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Sprout Social, Inc. 131. S. Dearborn St., Ste. 700 Chicago, IL 60603 866.878.3231 With respect to each fiscal year of the Company, you will be eligible to earn an annual cash performance- based bonus, which shall be targeted at 100% of your base salary. The amount of this bonus will be based on the achievement of Company and/or individual performance objectives, in each case, that are established by the Board or the Compensation Committee thereof in its sole discretion for the applicable performance period. Notwithstanding anything to the contrary herein, your bonus, if any, may be below (including zero), at, or above, the target amount based upon the achievement of the performance goals, as determined by the Board in its sole discretion. The Company will pay you this bonus, if any, no later than March 15th of the calendar year following the year to which it relates. The bonus is not earned until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date unless otherwise specified in the Severance Plan (as defined below). During your employment, you will continue to be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of current benefits is available for your review. The Company may change compensation and benefits from time to time at its discretion. Equity Subject to approval by the Board, the Company anticipates granting you an award of restricted stock units (“RSUs”) pursuant to the Sprout Social, Inc. 2019 Incentive Award Plan (the “Plan”) with a target value of $2,500,000, with a grant date of October 1, 2024 (the “Vesting Commencement Date”). The number of RSUs granted will be calculated by dividing the target grant value by the average closing price of a share of the Company’s Class A common stock over the prior thirty days inclusive of the grant date. The RSUs will be subject to the following vesting schedule: 1/4 of the total RSUs will vest on the first anniversary of Vesting Commencement Date, and 1/16th of the total RSUs will vest on each quarterly anniversary of the Vesting Commencement Date thereafter, subject to your continuous service (as defined in the Plan) as of each such date. Notwithstanding anything herein to the contrary, the RSUs will be governed by the terms and conditions of the Plan and the applicable grant agreement thereunder. Severance Plan Subject to approval by the Compensation Committee of the Board, you will be eligible to participate in the Sprout Social, Inc. Severance Plan (the “Severance Plan”). Specifically, you will be designated as a “Tier 1 Covered Executive” under the Severance Plan, who is eligible to receive the corresponding benefits applicable to such tier, subject to, and in accordance with, the terms and conditions set forth in the Severance Plan.

Sprout Social, Inc. 131. S. Dearborn St., Ste. 700 Chicago, IL 60603 866.878.3231 Best Efforts/Outside Activities. You must devote your best efforts and substantially all your working time, attention and energy to the Company; provided, however, that you may engage in civic and not-for-profit activities as long as such activities do not materially interfere with your obligations to the Company or create a conflict of interest. During your employment, you agree not to engage in any business or for-profit activities outside the Company, including serving on any advisory boards or boards of directors of for-profit entities, without the prior written approval of the Board, which approval may be rescinded at any time in the Board’s sole discretion. By signing this letter, you represent that, to the best of your knowledge, you are not subject to any other contract or duty that would interfere in any way with your acceptance of employment with the Company or your performance of your employment duties hereunder. At-Will Employment Your employment relationship with the Company will continue to be, at all times, at will. Accordingly, both you and the Company retain the right to terminate the employment relationship at any time, for any or no reason, with or without advance notice, subject to the terms and conditions of the Severance Plan; provided we ask that you provide at least sixty (60) days’ prior written notice to the Board of your intent to resign from employment to allow for an orderly transition. The Board may elect to have your resignation become effective earlier if your transition services are no longer needed. Confidential Information and Company Policies As a Company employee, you will be expected to abide by Company rules and policies. As a condition of continued employment, you must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement (“CIIAA”) attached as Exhibit A to this Offer Letter. For the avoidance of doubt, however, the confidentiality and IP assignment provisions contained in the Prior Agreement, (Sections 4 and 8, respectively), shall continue in full force in effect and shall be superseded by this Offer Letter prospectively only. By signing this Offer Letter, you are representing that you have full authority to continue this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained

Sprout Social, Inc. 131. S. Dearborn St., Ste. 700 Chicago, IL 60603 866.878.3231 express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company. Conditions, Dispute Resolution, and Complete Agreement If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. To aid in the rapid and economical resolution of any disputes that may arise in the course of your employment relationship, and in exchange for the mutual promises contained in this Offer Letter, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement (including but not limited to the CIIAA incorporated by reference herein), your employment relationship with the Company, or the termination of that employment relationship (including statutory claims and any claims brought by or against Company employees), shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in Chicago, Illinois (or such other mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/ and which will be provided to you on request). You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge

Sprout Social, Inc. 131. S. Dearborn St., Ste. 700 Chicago, IL 60603 866.878.3231 that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief , the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of what you would pay if the matter were litigated in court. Each party is responsible for its own attorneys’ fees, subject to applicable law. Nothing herein is intended to prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. You hereby consent to the personal jurisdiction and venue of the state and federal courts in and for the county in which the Company’s headquarters are located for any court action brought pursuant to this Section. This Offer Letter, and the Exhibit(s) attached hereto, forms the complete and exclusive statement of the terms of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Offer Letter, require a written modification signed by an officer of the Company as designated by the Board. If any provision of this Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Offer Letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions

Sprout Social, Inc. 131. S. Dearborn St., Ste. 700 Chicago, IL 60603 866.878.3231 Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. Please sign and date this Offer Letter and return them to me by September 30, 2024, if you wish to continue employment at the Company under the terms described above. We look forward to your favorable reply and to a productive and enjoyable work relationship. Sincerely, /s/ Joe Del Preto Understood and Accepted: /s/ Ryan Barretto September 30, 2024 Ryan Barretto Date

Sprout Social, Inc. 131. S. Dearborn St., Ste. 700 Chicago, IL 60603 866.878.3231 EXHIBIT A CIIAA